Exhibit 99.1
NEWS
The Sherwin-Williams Company	•	101 W. Prospect Avenue	•	Cleveland, Ohio 44115	•	(216) 566-2000
The Sherwin-Williams Company Reports 2024 First Quarter Financial Results
CLEVELAND, April 23, 2024 - The Sherwin-Williams Company (NYSE: SHW) announced its financial results for the first quarter ended March 31, 2024. All comparisons are to the first quarter of the prior year, unless otherwise noted.
SUMMARY
•Consolidated net sales decreased 1.4% in the quarter to $5.37 billion
◦Net sales from stores in the Paint Stores Group open more than twelve calendar months were approximately flat in the quarter
•Diluted net income per share increased 7.1% to $1.97 per share in the quarter compared to $1.84 per share in the first quarter 2023
◦Adjusted diluted net income per share increased 6.4% to $2.17 per share in the quarter compared to $2.04 per share in the first quarter 2023
•Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) in the quarter increased 2.0% to $896.2 million, or 16.7% of net sales
•Reaffirming full year 2024 diluted net income per share guidance in the range of $10.05 to $10.55 per share, including acquisition-related amortization expense of $0.80 per share
◦Reaffirming full year 2024 adjusted diluted net income per share guidance in the range of $10.85 to $11.35 per share
CEO REMARKS
“In what is a seasonally smaller first quarter and with continued demand choppiness in several end markets, Sherwin-Williams delivered consolidated sales within our guided range, gross margin expansion and diluted earnings per share and EBITDA growth,” said President and Chief Executive Officer, Heidi G. Petz. “We also continued to execute our capital allocation strategy by investing $546 million in share repurchases and increasing our dividend 18.2% in the quarter.
“Paint Stores Group sales were up slightly against a strong double-digit comparison, driven by a modest contribution from our February 1 price increase which will reach greater realization in the second quarter. Our recent growth investments helped drive above-market growth in Residential Repaint. Commercial and Protective & Marine sales also grew. New Residential sales were down as anticipated, though we are seeing momentum with our homebuilder customers. Delayed capex projects impacted Property Maintenance sales. In Consumer Brands Group, North America DIY paint demand remained soft, which was partially offset by international growth. Segment margin improved, primarily driven by higher manufacturing and distribution fixed cost absorption, lower raw material costs and improved results in Latin America and Europe. Performance Coatings Group sales were in line with expectations as demand remained variable by business and region. Sales grew in Industrial Wood and Coil. Sales were flat in Auto Refinish against a mid-teens comparison, and Packaging sales were down, as expected. General Industrial demand was soft in all regions. Segment margin improved year-over-year for the fifth consecutive quarter. In all segments, we continued to execute on our priorities which we expect will drive increasing momentum as the year progresses.”

FIRST QUARTER CONSOLIDATED RESULTS

	Three Months Ended March 31,
	2024	2023	$ Change	% Change
Net sales	$5,367.3	$5,442.4	$(75.1)	(1.4)%
Income before income taxes	$640.0	$614.8	$25.2	4.1%
As a % of net sales	11.9%	11.3%
Net income per share - diluted	$1.97	$1.84	$0.13	7.1%
Adjusted net income per share - diluted	$2.17	$2.04	$0.13	6.4%
Consolidated Net sales decreased primarily due to lower sales volumes in the Consumer Brands Group, inclusive of the impact from the divestiture of the China architectural business in the prior year, and the Performance Coatings Group in North America. Net sales in the Paint Stores Group was essentially flat in the quarter.
Income before income taxes increased primarily due to benefits from moderating raw material costs, partially offset by continued investments in long-term growth strategies and digital technologies.
Diluted net income per share included a charge of $0.20 per share for acquisition-related amortization expense in the first quarter of both 2024 and 2023.
FIRST QUARTER SEGMENT RESULTS

Paint Stores Group (PSG)

	Three Months Ended March 31,
	2024	2023	$ Change	% Change
Net sales	$2,873.0	$2,859.1	$13.9	0.5%
Same-store sales change (1)	(0.1)%	14.2%
Segment profit	$493.2	$526.7	$(33.5)	(6.4)%
Reported segment margin	17.2%	18.4%
(1)    Same-store sales represents net sales from stores open more than twelve calendar months.
Net sales in PSG increased primarily due to a modest impact from the recently announced price increase with sales volume approximately flat year-over-year. Net sales growth in the Residential Repaint, Commercial and Protective & Marine end markets was partially offset by lower Net sales in the New Residential and Property Maintenance end markets. PSG segment profit decreased primarily due to continued investments in long-term growth strategies and higher employee-related costs, partially offset by moderating raw material costs.

Consumer Brands Group (CBG)

	Three Months Ended March 31,
	2024	2023	$ Change	% Change
Net sales	$811.0	$872.7	$(61.7)	(7.1)%
Segment profit	$153.4	$93.8	$59.6	63.5%
Reported segment margin	18.9%	10.7%
Adjusted segment profit (1)	$169.9	$113.8	$56.1	49.3%
Adjusted segment margin	20.9%	13.0%
(1)    Adjusted segment profit equals Segment profit excluding the impact of Valspar acquisition-related amortization expense and restructuring costs. In CBG, Valspar acquisition-related amortization expense was $16.5 million and $19.0 million in the first quarter of 2024 and 2023, respectively, and restructuring costs were $1.0 million in the first quarter of 2023.

Net sales in CBG decreased primarily due to a mid-single digit percentage sales volume decline and a 2.6% impact of divestitures in 2023. The sales volume decrease in North America was partially offset by sales volume growth in Europe as well as selling price increases in Latin America and Europe, which impacted net sales by a low-single digit percentage. CBG segment profit increased primarily due to higher fixed cost absorption in the manufacturing and distribution operations within the segment, moderating raw material costs and improved results in Latin America and Europe, partially offset by lower North America sales volume. Acquisition-related amortization expense reduced segment profit as a percent of Net sales by 200 basis points in the first quarter of 2024, compared to 220 basis points in the first quarter of 2023.

Performance Coatings Group (PCG)

	Three Months Ended March 31,
	2024	2023	$ Change	% Change
Net sales	$1,681.9	$1,709.8	$(27.9)	(1.6)%
Segment profit	$237.7	$218.9	$18.8	8.6%
Reported segment margin	14.1%	12.8%
Adjusted segment profit (1)	$286.9	$268.8	$18.1	6.7%
Adjusted segment margin	17.1%	15.7%
(1)    Adjusted segment profit equals Segment profit excluding the impact of Valspar acquisition-related amortization expense and restructuring costs. In PCG, Valspar acquisition-related amortization expense was $49.2 million and $50.0 million in the first quarter of 2024 and 2023, respectively. Restructuring costs in the first quarter of 2023 were not significant.
Net sales in PCG decreased primarily due to lower sales volume in North America and Latin America, partially offset by higher sales volumes in Europe, inclusive of acquisition impact, and Asia. Performance was led by the Industrial Wood and Coil businesses, offset by decreases in the General Industrial and Packaging businesses. Incremental sales from acquisitions increased Net sales by 1.3% in the quarter. PCG segment profit increased primarily as a result of moderating raw material costs, partially offset by lower sales volume in North America. Acquisition-related amortization expense reduced segment profit as a percent of Net sales by 300 basis points in the first quarter of 2024, compared to 290 basis points in the first quarter of 2023.
LIQUIDITY AND CASH FLOW
The Company used $58.9 million in Net operating cash during the first quarter of 2024 primarily as a result of seasonal increases in working capital requirements, partially offset by Net income. This Net operating cash usage was funded through an increase in Short-term borrowings. The Company returned cash of $728.0 million to our shareholders in the form of dividends and repurchases of 1.7 million shares of its common stock during the first quarter of 2024. At March 31, 2024, the Company had remaining authorization to purchase 37.9 million shares of its common stock through open market purchases.

2024 GUIDANCE

	Second Quarter	Full Year
	2024	2024
Net sales	Flat to up low-single digit %	Up low to mid-single digit %
Effective tax rate		Low twenty percent
Diluted net income per share		$10.05	-	$10.55
Adjusted diluted net income per share (1)		$10.85	-	$11.35
(1)    Excludes $0.80 per share of acquisition-related amortization expense.

“We remain highly confident in our customer focused strategy and are extremely well-positioned as the painting season begins,” said Ms. Petz. “While uncertainties persist in the macroeconomic environment, we see growing opportunity, and we are encouraged by pro architectural demand and sentiment in April. Our team is aggressive, determined and focused on the right priorities. The growth investments we’ve made, the solutions we bring, the internal metrics we drive, and changing competitive dynamics are all pointing in our favor, and I am confident that these factors will translate into strong performance going forward. We expect share gains and returns to become more and more evident as the year progresses. We continue to have high expectations and are committed to meeting or exceeding our targets. We remain unwavering in driving success for our customers and shareholders.
“We expect second quarter 2024 consolidated net sales to be flat to up a low-single digit percentage compared to the second quarter of 2023. Our guidance for the full year 2024 remains unchanged, with consolidated net sales expected to be up a low to mid-single digit percentage compared to full year 2023 and diluted net income per share in the range of $10.05 to $10.55 per share, including acquisition-related amortization expense of $0.80 per share, compared to $9.25 per share in 2023. Full year 2024 adjusted diluted net income per share is expected to be in the range of $10.85 to $11.35 per share compared to $10.35 per share in 2023, an increase of 7% at the mid-point. We expect to provide an update on our full year guidance when we report our second quarter results in July.”
CONFERENCE CALL INFORMATION
The Company will host a conference call to discuss its financial results for the first quarter, and its outlook for the second quarter and full year 2024, at 11:00 a.m. EDT on Tuesday, April 23, 2024. Heidi G. Petz, Sherwin-Williams President and Chief Executive Officer, along with other senior executives, will participate on the call.
The conference call will be webcast simultaneously in listen only mode. To listen to the webcast on the Sherwin-Williams website, click on https://investors.sherwin-williams.com/financials/quarterly-results/, then click on the webcast icon following the reference to the Q1 webcast. An archived replay of the webcast will be available at https://investors.sherwin-williams.com/financials/quarterly-results/ beginning approximately two hours after the call ends.

ABOUT THE SHERWIN-WILLIAMS COMPANY
Founded in 1866, The Sherwin-Williams Company is a global leader in the manufacture, development, distribution, and sale of paint, coatings and related products to professional, industrial, commercial, and retail customers. The Company manufactures products under well-known brands such as Sherwin-Williams®, Valspar®, HGTV HOME® by Sherwin-Williams, Dutch Boy®, Krylon®, Minwax®, Thompson's® WaterSeal®, Cabot® and many more. With global headquarters in Cleveland, Ohio, Sherwin-Williams® branded products are sold exclusively through a chain of more than 5,000 Company-operated stores and branches, while the Company's other brands are sold through leading mass merchandisers, home centers, independent paint dealers, hardware stores, automotive retailers, and industrial distributors. The Sherwin-Williams Performance Coatings Group supplies a broad range of highly-engineered solutions for the construction, industrial, packaging and transportation markets in more than 120 countries around the world. Sherwin-Williams shares are traded on the New York Stock Exchange (symbol: SHW). For more information, visit www.sherwin.com.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION
This press release contains "forward-looking statements," as defined under U.S. federal securities laws, with respect to sales, earnings and other matters. Forward-looking statements can be identified by the use of forward-looking words such as "believe," "expect," "estimate," "project," "plan," "goal," "target," "potential," "intend," "aspire," "strive," "may," "will," "should," "could," "would" or "anticipate" or the negative thereof or comparable words. Any statements that refer to expectations, projections or other characterizations of future events or conditions, are forward-looking statements. Forward-looking statements are based upon management's current expectations, predictions, estimates, assumptions and beliefs concerning future events and conditions. Readers are cautioned not to place undue reliance on any forward-looking statements. Forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside the control of the Company and actual results may differ materially from such statements and from the Company's historical performance, results and experience. These risks, uncertainties and other factors include such things as: general business conditions, including the strength of retail and manufacturing economies and growth in the coatings industry; adverse changes in general economic conditions, including the inflationary environment, global credit markets, and currency fluctuations; any disruption in the availability of, or increases in the price of, raw material and energy supplies; disruptions in the supply chain; catastrophic events, adverse weather conditions and natural disasters; losses of or changes in our relationships with customers and suppliers; our ability to successfully integrate past and future acquisitions; risks and uncertainties associated with our expansion into and our operations in foreign markets; cybersecurity incidents and other disruptions to our information technology systems; our ability to attract, retain, develop and progress a qualified global workforce; our ability to execute on our business strategies related to sustainability matters, and achieve related expectations; damage to our business, reputation, image or brands due to negative publicity; our ability to protect or enforce our material trademarks and other intellectual property rights; our ability to comply with numerous and evolving laws, rules and regulations; adverse changes to our tax positions; increasingly stringent domestic and foreign governmental regulations; inherent uncertainties involved in assessing our potential liability for environmental-related activities; other changes in governmental policies, laws and regulations; and the nature, cost, quantity and outcome of pending and future litigation and other claims; and other risks, uncertainties and factors described from time to time in the Company's reports filed with the Securities and Exchange Commission. Since it is not possible to predict or identify all of the risks, uncertainties and other factors that may affect future results, the above list should not be considered a complete list. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

INVESTOR RELATIONS CONTACTS:

Jim Jaye
Senior Vice President, Investor Relations & Corporate Communications
Direct: 216.515.8682
investor.relations@sherwin.com

Eric Swanson
Vice President, Investor Relations
Direct: 216.566.2766
investor.relations@sherwin.com

MEDIA CONTACT:

Julie Young
Vice President, Global Corporate Communications
Direct: 216.515.8849
corporatemedia@sherwin.com

The Sherwin-Williams Company and Subsidiaries
Statements of Consolidated Income (Unaudited)
(in millions, except per share data)

	Three Months Ended March 31,
	2024	2023
Net sales	$5,367.3	$5,442.4
Cost of goods sold	2,836.3	3,021.5
Gross profit	2,531.0	2,420.9
Percent to net sales	47.2%	44.5%
Selling, general and administrative expenses	1,799.8	1,693.0
Percent to net sales	33.5%	31.1%
Other general expense - net	2.0	10.5
Interest expense	103.0	109.3
Interest income	(6.1)	(3.5)
Other income - net	(7.7)	(3.2)
Income before income taxes	640.0	614.8
Income taxes	134.8	137.4
Net income	$505.2	$477.4

Net income per common share:
Basic	$2.00	$1.86
Diluted	$1.97	$1.84

Weighted average shares outstanding:
Basic	252.5	256.7
Diluted	255.8	259.7

The Sherwin-Williams Company and Subsidiaries
Business Segments (Unaudited)
(millions of dollars)

	Three Months Ended		Three Months Ended
	March 31, 2024		March 31, 2023
	Net	Segment	Net	Segment
	External	Profit	External	Profit
	Sales	(Loss)	Sales	(Loss)
Paint Stores Group	$2,873.0	$493.2	$2,859.1	$526.7
Consumer Brands Group	811.0	153.4	872.7	93.8
Performance Coatings Group	1,681.9	237.7	1,709.8	218.9
Administrative	1.4	(244.3)	0.8	(224.6)
Consolidated totals	$5,367.3	$640.0	$5,442.4	$614.8

The Sherwin-Williams Company and Subsidiaries
Condensed Consolidated Balance Sheets (Unaudited)
(millions of dollars)

	March 31,
	2024	2023
Assets
Current assets:
Cash and cash equivalents	$179.9	$151.4
Accounts receivable, net	2,809.1	2,909.2
Inventories	2,378.0	2,707.8
Other current assets	475.4	524.4
Total current assets	5,842.4	6,292.8
Property, plant and equipment, net	3,008.8	2,362.0
Goodwill	7,621.4	7,445.4
Intangible assets	3,777.5	4,103.5
Operating lease right-of-use assets	1,878.9	1,854.2
Other assets	1,299.1	1,072.0
Total assets	$23,428.1	$23,129.9

Liabilities and Shareholders’ Equity
Current liabilities:
Short-term borrowings	$1,256.3	$1,481.3
Accounts payable	2,453.9	2,513.6
Compensation and taxes withheld	560.2	528.0
Accrued taxes	240.0	315.1
Current portion of long-term debt	1,349.1	0.6
Current portion of operating lease liabilities	454.0	430.2
Other accruals	1,170.0	1,037.2
Total current liabilities	7,483.5	6,306.0
Long-term debt	8,129.5	9,593.1
Postretirement benefits other than pensions	133.2	139.3
Deferred income taxes	666.3	739.9
Long-term operating lease liabilities	1,495.1	1,494.9
Other long-term liabilities	2,016.8	1,689.9
Shareholders’ equity	3,503.7	3,166.8
Total liabilities and shareholders’ equity	$23,428.1	$23,129.9

Regulation G Reconciliations
Management of the Company utilizes certain financial measures that are not in accordance with U.S. generally accepted accounting principles (US GAAP) to analyze and manage the performance of the business. Management provides non-GAAP information in reporting its financial results to give investors additional data to evaluate the Company's operations. Management does not, nor does it suggest investors should, consider such non-GAAP measures in isolation from, or in substitution for, financial information prepared in accordance with US GAAP.
Management believes that investors’ understanding of the Company’s operating performance is enhanced by the disclosure of diluted net income per share excluding Valspar acquisition-related amortization and certain other adjustments. This adjusted earnings per share measurement is not in accordance with US GAAP. It should not be considered a substitute for earnings per share computed in accordance with US GAAP and may not be comparable to similarly titled measures reported by other companies. The following tables reconcile diluted net income per share computed in accordance with US GAAP to adjusted diluted net income per share.

				Year Ending
	Three Months Ended			December 31, 2024
	March 31, 2024			(after-tax guidance)
	Pre-Tax	Tax Effect (1)	After-Tax	Low	High
Diluted net income per share			$1.97	$10.05	$10.55

Acquisition-related amortization expense (2)	$0.26	$0.06	0.20	0.80	0.80

Adjusted diluted net income per share			$2.17	$10.85	$11.35

	Three Months Ended			Year Ended
	March 31, 2023			December 31, 2023
	Pre-Tax	Tax Effect (1)	After-Tax	Pre-Tax	Tax Effect (1)	After-Tax
Diluted net income per share			$1.84			$9.25

Items related to Restructuring Plan:
Severance and other	$—	$—	—	$.06	$.02	.04
Impairment of assets related to China divestiture	—	—	—	.13	.08	.05
Gain on divestiture of domestic aerosol business	—	—	—	(.08)	(.02)	(.06)
Discrete income tax expense related to China divestiture (1)	—	—	—	—	(.06)	.06
Total	—	—	—	.11	.02	.09

Impairment related to trademarks	—	—	—	.09	.02	.07
Devaluation of the Argentine Peso	—	—	—	.16	—	.16
Acquisition-related amortization expense (2)	.27	.07	.20	1.03	.25	.78
Adjusted diluted net income per share			$2.04			$10.35
(1)    The tax effect is calculated based on the statutory rate and the nature of the item, unless otherwise noted.
(2)    Acquisition-related amortization expense consists of the amortization of intangible assets related to the Valspar acquisition and is included within Selling, general and administrative expenses.

Management believes that investors’ understanding of the Company’s operating performance is enhanced by the disclosure of EBITDA, which is a non-GAAP financial measure defined as Net income before income taxes and Interest expense, depreciation and amortization, as well as Adjusted EBITDA, which is a non-GAAP financial measure that excludes certain adjustments that management believes enhances investors’ understanding of the Company’s operating performance. Management considers EBITDA and Adjusted EBITDA useful in understanding the operating performance of the Company. The reader is cautioned that the Company’s EBITDA and Adjusted EBITDA should not be compared to other entities unknowingly. Further, EBITDA and Adjusted EBITDA should not be considered alternatives to Net income or Net operating cash as an indicator of operating performance or as a measure of liquidity. The following table reconciles Net income computed in accordance with US GAAP to EBITDA and Adjusted EBITDA, as applicable.

(millions of dollars)
	Three Months	Three Months
	Ended	Ended
	March 31, 2024	March 31, 2023	$ Change	% Change
Net income	$505.2	$477.4	$27.8	5.8%
Interest expense	103.0	109.3	(6.3)	(5.8)%
Income taxes	134.8	137.4	(2.6)	(1.9)%
Depreciation	71.1	70.4	0.7	1.0%
Amortization	82.1	83.7	(1.6)	(1.9)%
EBITDA	$896.2	$878.2	$18.0	2.0%
Restructuring expense	—	0.9	(0.9)	(100.0)%
Adjusted EBITDA	$896.2	$879.1	$17.1	1.9%

The Sherwin-Williams Company and Subsidiaries
Selected Information (Unaudited)
(millions of dollars, except store count data)

	Three Months Ended
	March 31,
	2024	2023
Depreciation	$71.1	$70.4
Capital expenditures	283.8	209.9
Cash dividends	182.5	156.5
Amortization of intangibles	82.1	83.7

Significant components of Other general expense - net:
Provisions for environmental matters - net	$3.6	$12.7
Gain on sale or disposition of assets	(3.4)	(4.6)
Other	1.8	2.4

Significant components of Other income - net:
Net investment gains	$(5.1)	$(3.2)
Net expense from banking activities	3.3	3.9
Foreign currency transaction related losses - net	7.6	6.8
Other (1)	(13.5)	(10.7)

Store Count Data:
Paint Stores Group - net new stores	7	4
Paint Stores Group - total stores	4,701	4,628
Consumer Brands Group - net new stores	2	—
Consumer Brands Group - total stores	320	307
Performance Coatings Group - net new branches	1	(2)
Performance Coatings Group - total branches	323	315

(1) Consists of items of revenue, gains, expenses and losses unrelated to the primary business purpose of the Company.